Exhibit 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20006 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 18, 2009

Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str
15124 Maroussi, Greece

Re:           Top Ships Inc.

Ladies and Gentlemen:

We have acted as counsel to Top Ships Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the Company's registration statement on Form F-3 (File No. 333-161022) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on August 4, 2009 relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of an aggregate amount of 12,512,400 shares of the Company's common stock, par value US$0.01 per share and one preferred share purchase right attached to each share of common stock (collectively the "Securities"), all of which are being offered by a certain selling shareholder of the Company.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the stockholders rights agreement of the Company dated August 19, 2005 (the "Stockholders Rights Agreement"); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact, which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1. Under the laws of the Republic of the Marshall Islands, the Securities have been duly authorized, and are validly issued, fully paid and non-assessable.

Top Ships Inc.
August 18, 2009

2. Under the laws of the State of New York, the preferred share purchase rights constitute binding obligations of the Company in accordance with the terms of the Stockholders Rights Agreement.

                       This opinion is limited to the laws of the State of New York and the Federal securities laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 23116 0001 1022667 v3